Exhibit (h)(35)

EIGHTH AMENDMENT

TO THE SECURITIES LENDING AUTHORIZATION AGREEMENT BETWEEN THE

GLENMEDE FUND, INC., ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B,

AND STATE STREET BANK AND TRUST COMPANY

This Eighth Amendment (this “Amendment”) dated as of December 21, 2016 is between THE GLENMEDE FUND, INC., a registered management investment company organized and existing under the laws of Maryland (the “Company”), on behalf of its series listed on Schedule B, severally and not jointly (the Company acting on behalf of each such series, a “Fund’ and collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY (“State Street”), acting either directly or through its subsidiaries or affiliates.

Reference is made to a Securities Lending Authorization Agreement dated September 1, 2007, between the Company on behalf of the Funds (hereinafter defined) and State Street, as amended by a First Amendment dated as of October 15, 2009, a Second Amendment dated as of June 30, 2010, a Third Amendment dated as of December 30, 2010, a Fourth Amendment dated September 28, 2012, a Fifth Amendment dated as of September 30, 2014, a Sixth Amendment dated as of December 22, 2015, and a Seventh Amendment dated September 20, 2016, as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”).

The Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each of the series of shares of the Company as listed on Schedule B to the Agreement as it may be amended by the parties, and no series of shares of the Company shall be responsible or liable for any of the obligations of any other series of the Company under the Agreement or otherwise, notwithstanding anything to the contrary contained in the Agreement.

WHEREAS, the Funds and State Street desire to amend the Agreement as set forth below.

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respect:

1. Definitions. All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2. Amendment. Schedule B to the Agreement is hereby amended by deleting it in its entirety and replacing it with the revised Schedule B attached to this Amendment.

3. Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; and (c) this Amendment constitutes a legal, valid, and binding obligation enforceable against it.

4. Governing Law; Miscellaneous. This Amendment shall be governed and construed in accordance with the governing law of the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument.

5. Effective Date. This Eighth Amendment is effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute the above Amendment by affixing their signatures below.

THE GLENMEDE FUND, INC., on behalf of its respective series as listed on Schedule B to the Agreement, severally and not jointly		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Mary Ann B. Wirts	By:	/s/ Gino L. Timperio
Name:	Mary Ann B. Wirts	Name:	Gino L. Timperio
Title:	President	Title:	Senior Managing Director

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 1st day of September, 2007 between THE GLENMEDE FUND, INC., ON BEHALF OF ITS RESPECTIVE SERIES AS LISTED ON SCHEDULE B, severally and not jointly (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

Fund Name	Taxpayer Identification Number	Tax Year-End
Core Fixed Income Portfolio	23-2526709	10/31

International Portfolio	23-2526712	10/31

International Secured Options Portfolio	46-0714901	10/31

Large Cap Core Portfolio	73-1694959	10/31

Large Cap Growth Portfolio	73-1694962	10/31

Large Cap Value Portfolio	51-0343675	10/31

Long/Short Portfolio	20-5505900	10/31

Mid Cap Equity Portfolio	47-1428051	10/31

Responsible ESG U.S. Equity Portfolio	47-5355011	10/31

Short Term Tax Aware Fixed Income Portfolio	81-2089680	10/31

Small Cap Equity Portfolio	23-2618727	10/31

Strategic Equity Portfolio	23-2560947	10/31

Secured Options Portfolio	27-2354359	10/31

Total Market Portfolio	20-5506056	10/31

U.S. Emerging Growth Portfolio	52-2206856	10/31

Women in Leadership U.S. Equity Portfolio	47-5367405	10/31

Equity Income Portfolio	81-3982100	10/31